UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2004

COPPER MOUNTAIN NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-25865	33-0702004
(Commission File No.)	(IRS Employer Identification No.)

1850 EMBARCADERO ROAD

PALO ALTO, CALIFORNIA 94303

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 687-3300

Item 7. Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release issued July 20, 2004.

Item 12. Results of Operations and Financial Condition

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On July 20, 2004, Copper Mountain Networks, Inc., (the “Company”) issued a press release announcing its unaudited financial results for the quarter ended June 30, 2004. A copy of the press release is attached to this report as an exhibit and is incorporated herein by reference.

In addition, the Company from time to time discloses its Days Sales Outstanding (“DSO”) and cash burn, which are non-GAAP financial measures. During the quarter ended June 30, 2004, DSO were 63. We calculate DSO as follows: The balance of Accounts Receivable at the end of the calendar quarter (net of reserves, if any) is divided by net revenue for that quarter, this result is then multiplied by the number of days in the respective quarter, resulting in the DSO figure. Cash burn for the quarter ended June 30, 2004 was $5.9 million. Cash burn is the net cash and short term investments utilized (each as shown on the Company’s balance sheet prepared in accordance with GAAP) during the applicable period, excluding net proceeds of $10.6 million from our common stock private placement which closed on May 6, 2004.

The Company believes the non-GAAP financial measures included above provide useful information to investors regarding our financial condition and results of operations because they provide more detailed information regarding the Company’s financial results than financial measures calculated and presented solely in accordance with GAAP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPPER MOUNTAIN NETWORKS, INC.

Date: July 20, 2004	By:	/s/ MICHAEL O. STAIGER
Michael O. Staiger
Executive Vice President, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

99.1	Press Release issued July 20, 2004.